Exhibit 99.1

Contact:	Randall J. Larson, CEO
Gregory J. Pound, President and COO
Frederick W. Boutin,CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CHANGES TO THE BOARD OF
DIRECTORS OF ITS GENERAL PARTNER

March 3, 2009	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that Javed Ahmed notified the Partnership of his intention to resign from the boards of directors of TransMontaigne GP L.L.C., the general partner (the “General Partner”) of the Partnership, and TransMontaigne Inc., each to be effective March 31, 2009.  The resignations would follow Mr. Ahmed’s decision on February 9, 2009 to resign as a Managing Director of Morgan Stanley & Co. Incorporated effective May 10, 2009.  Morgan Stanley, the parent company of Morgan Stanley Capital Group Inc., is the indirect owner of the General Partner.  In his letter of resignation, Mr. Ahmed indicated that there were no disagreements between himself and the Partnership or the board of directors of the General Partner regarding the Partnership’s operations, policies or practices.

To fill the vacancy resulting from Mr. Ahmed’s resignation, Randall P. O’Connor was appointed to serve as an affiliated member of the board of directors of the General Partner, effective March 31, 2009.  Mr. O’Connor is a Managing Director at Morgan Stanley & Co. Incorporated, working in Morgan Stanley’s Commodities Group and currently serves as head of the Strategic Transactions Group.  He has been with Morgan Stanley since 2002. Prior to joining Morgan Stanley, Mr. O’Connor has held numerous positions of responsibility at various energy companies, including Chevron Corporation, Transworld Oil, Clark Oil & Refining and TransCanada Energy. In addition to being a director of the General Partner, Mr. O’Connor is a director of TransMontaigne Inc. and Olco Petroleum Group Inc. Mr. O’Connor holds a B.S. in Chemical Engineering from the University of Texas at Austin and an M.B.A. from the University of California at Berkeley.

Based upon the appointment of Mr. O’Connor, the board of directors of the General Partner will be comprised of seven directors, three of which are affiliated directors and four of which are independent directors as defined under the independence standards established by the New York Stock Exchange.  Set forth below is a list of the directors and the committees of the board of directors of the General Partner upon which such directors are expected to serve, effective March 31, 2009:

Name	Title
Stephen R. Munger	Affiliated Director and Chairman of the Board
Randall P. O’Connor	Affiliated Director
Goran Trapp	Affiliated Director
Charles Dunlap	Independent Director and a member of the Conflicts Committee
Duke R. Ligon	Independent Director and a member of the Audit Committee, Conflicts Committee and the Compensation Committee
Jerry R. Masters	Independent Director, Chairman of the Audit Committee, Chairman of the Compensation Committee and a member of the Conflicts Committee
David A. Peters	Independent Director, Chairman of the Conflicts Committee and a member of the Audit Committee

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008 and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 6, 2008.

-END-